Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	October 28, 2015 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

THIRD QUARTER RESULTS

SAN JOSE, CA  — California Water Service Group (NYSE: CWT) today announced net income for the third quarter of 2015 of $25.1 million or $0.52 per diluted common share, compared to net income of $33.7 million or $0.70 per diluted common share for the third quarter of 2014.  Net income decreased $8.6 million during the third quarter of 2015 compared to the third quarter of 2014 principally due to two non-recurring items in 2014.

First, in the third quarter of 2014 the Company recorded interim revenue recovery approved by the California Public Utilities Commission (Commission) in its August 2014 General Rate Case (GRC) Decision for California Water Service Company (Cal Water). The additional revenue of $10.3 million, covering the interim rate period of January through June 2014, along with balancing account adjustments, resulted in $6.8 million additional net income in the third quarter of 2014. Additionally, third quarter 2014 results also included a non-recurring $2.3 million tax benefit.

For the third quarter of 2015, total revenue decreased $7.7 million, or 4%, to $183.5 million, compared to revenue of $191.2 million for the third quarter of 2014.  The largest factor in the revenue decrease was the California GRC interim revenue booked in the third quarter of 2014. There was also a $1.3 million decrease in revenue due to the net effect of rate base offsets, other rate changes, service revenue changes, and balancing account entries.  Revenue decreases were partially offset by a $3.9 million increase in accrued estimated unbilled revenue in the current quarter.  Increase estimated unbilled revenue resulted from higher usage at the end of the quarter as compared to usage at the end of the second quarter of 2015 and the introduction of drought surcharges this quarter.  Estimated unbilled revenue is not included in the water revenue adjustment mechanism (WRAM) until it is billed.  The estimated unbilled revenue accrual fluctuates on a quarterly and annual basis.

Total operating expenses increased $0.9 million to $151.3 million for the third quarter of 2015 compared to operating expenses of $150.4 million for the third quarter of 2014, principally due to employee wages and benefits which increased $3.0 million, costs attributable to the California drought program which increased $1.4 million, conservation program costs which increased $1.0 million, and uninsured loss costs which increased $1.4 million. These were partially offset by a $6.5 million, or 10%, reduction in water production expenses. Total water production decreased by 19% during the third quarter of 2015 compared to the third quarter of 2014 due primarily to California drought restrictions.

The majority of changes in employee pension and other postretirement benefits, health care, and water conservation program expenses for regulated California operations did not affect net income because the Company is permitted by the Commission to track these costs in balancing accounts for future recovery.

Maintenance expense increased $1.2 million, or 24%, to $6.0 million, primarily due to increases in repair costs for transmission, distribution, and service mains and pump equipment.

Depreciation and amortization expense increased $0.7 million, or 5%, to $15.3 million, due to capital additions.

Income taxes decreased $3.9 million to $15.3 million in the third quarter of 2015 as compared to third quarter of 2014, primarily due to a $12.3 million decrease in pre-tax income in the third quarter of 2015, which was partially offset by the $2.3 million tax benefit in 2014.

Other income, net of income taxes, decreased $0.2 million to a loss of $0.4 million in the third quarter of 2015 compared to third quarter of 2014, primarily due to an unrealized loss on our benefit plan insurance investments.

Net interest expense decreased $0.2 million, or 4%, to $6.7 million in the third quarter of 2015 compared to third quarter of 2014, primarily due to an increase in interest charged to construction projects.

During the first nine months of 2015, the total company-funded and developer-funded investment in utility plant was $118.3 million, up 37% or $32.0 million from $86.3 million in the first nine months of 2014.

On October 13, 2015, Cal Water sold $100 million in aggregate principal amount of First Mortgage Bonds in a private placement to refinance short-term indebtedness and for general corporate purposes. Cal Water has used short-term indebtedness to fund investments in utility plant. Cal Water has agreed to sell an additional $50 million in aggregate principal amount of First Mortgage Bonds on March 11, 2016 subject to customary closing conditions.

“During the third quarter of 2015, our California customers excelled at reducing their water consumption in response to the Governor’s emergency drought declaration.  We are committed to meeting the State’s reduction targets, and we are headed in the right direction for the remaining five months of the emergency drought declaration period.  We continue to take a customer-first approach and we are working hand-in-hand with customers,” said Martin A. Kropelnicki, President and Chief Executive Officer.

“The Company’s operating results are in line with our projections and reflect our efforts to help customers reduce consumption.  The success of our water conservation program also resulted in significant reductions to water production costs during the third quarter,” he said.

“As we move into the fourth quarter of 2015, we will continue our customer-first approach while continuing to focus on operating efficiently and investing prudently in capital to deliver results for our shareholders and high-quality, reliable water service to our customers,” Kropelnicki said.

Drought Update

During the quarter, Cal Water billed $23.6 million in drought surcharges to its customers who exceeded their water budget targets. The drought surcharges offset the WRAM net receivable balance under Commission approvals. The net receivable balance in the WRAM and modified cost balancing account (MCBA) mechanism was $42.5 million at the end of the third quarter, down 12% or $5.2 million from the balance at the end of the second quarter of $47.9 million.

The majority of Cal Water service areas are in compliance with the drought emergency declaration, with all districts making substantial progress toward conservation goals. Cal Water has incurred $3.1 million in incremental drought  expenses during 2014 and 2015, including $1.8 million in the third quarter. Cal Water will request to recover these costs in a future period after a reasonableness review by the Commission.

All stockholders and interested investors are invited to listen to the 2015 third quarter conference call scheduled for Thursday, October 29, 2015 at 11:00am ET. It may be accessed by dialing 1-888-329-8893 or 1-719-325-2464 and keying in ID# 6725942. A replay of the call will be available from 2:00 p.m. ET on Thursday, October 29, 2015 through December 29, 2015, at 1-888-203-1112 or 1-719-457-0820, ID# 6725942. The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to more than 2 million people in 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	September 30,	December 31,
(In thousands, except per share data)	2015	2014

ASSETS
Utility plant:
Utility plant	$2,460,829	$2,342,471
Less accumulated depreciation and amortization	(797,264)	(752,040)
Net utility plant	1,663,565	1,590,431

Current assets:
Cash and cash equivalents	50,825	19,587
Receivables:
Customers	41,574	25,803
Regulatory balancing accounts	38,112	53,199
Other	14,369	14,136
Unbilled revenue	31,276	23,740
Materials and supplies at weighted average cost	6,087	6,041
Taxes, prepaid expenses, and other assets	8,823	11,618
Total current assets	191,066	154,124

Other assets:
Regulatory assets	398,535	390,331
Goodwill	2,615	2,615
Other assets	50,739	49,850
Total other assets	451,889	442,796
	$2,306,520	$2,187,351

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$479	$478
Additional paid-in capital	332,290	330,558
Retained earnings	308,083	295,590
Total common stockholders’ equity	640,852	626,626
Long-term debt, less current maturities	416,447	419,233
Total capitalization	1,057,299	1,045,859

Current liabilities:
Current maturities of long-term debt	6,565	6,607
Short-term borrowings	136,615	79,115
Accounts payable	77,261	59,395
Regulatory balancing accounts	1,870	6,126
Accrued interest	9,678	4,194
Accrued expenses and other liabilities	68,781	62,269
Total current liabilities	300,770	217,706

Unamortized investment tax credits	1,947	2,032
Deferred income taxes, net	236,443	214,842
Pension and postretirement benefits other than pensions	276,525	270,865
Regulatory liabilities and other	76,799	83,279
Advances for construction	180,805	182,284
Contributions in aid of construction	175,932	170,484
Commitments and contingencies	—	—
	$2,306,520	$2,187,351

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30,	September 30,
For the Three-Months ended:	2015	2014

Operating revenue	$183,543	$191,184

Operating expenses:
Operations:
Water production costs	60,437	66,980
Administrative and general	30,737	23,765
Other operations	17,872	15,692
Maintenance	5,952	4,800
Depreciation and amortization	15,342	14,648
Income taxes	15,293	19,233
Property and other taxes	5,709	5,232
Total operating expenses	151,342	150,350

Net operating income	32,201	40,834

Other income and expenses:
Non-regulated revenue	3,814	4,409
Non-regulated expenses, net	(4,454)	(4,812)
Income tax benefit on other income and expenses	262	169
Net other loss	(378)	(234)

Interest expense:
Interest expense	7,201	7,221
Less: capitalized interest	(498)	(271)
Net interest expense	6,703	6,950

Net income	$25,120	$33,650

Earnings per share
Basic	$0.52	$0.70
Diluted	$0.52	$0.70
Weighted average shares outstanding
Basic	47,878	47,803
Diluted	47,887	47,840
Dividends declared per share of common stock	$0.16750	$0.1625

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30	September 30
For the Nine-Months ended:	2015	2014

Operating revenue	$449,942	$460,115

Operating expenses:
Operations:
Water production costs	158,661	174,297
Administrative and general	85,069	72,702
Other operations	51,227	48,072
Maintenance	15,735	14,793
Depreciation and amortization	46,015	46,788
Income taxes	21,008	22,584
Property and other taxes	16,036	15,601
Total operating expenses	393,751	394,837

Net operating income	56,191	65,278

Other income and expenses:
Non-regulated revenue	10,540	12,163
Non-regulated expenses, net	(10,201)	(11,184)
Income tax (expense) on other income and expenses	(131)	(391)
Net other income	208	588

Interest expense:
Interest expense	21,331	21,373
Less: capitalized interest	(1,472)	(851)
Net interest expense	19,859	20,522

Net income	$36,540	$45,344

Earnings per share
Basic	$0.76	$0.95
Diluted	$0.76	$0.95
Weighted average shares outstanding
Basic	47,861	47,787
Diluted	47,877	47,825
Dividends declared per share of common stock	$0.5025	$0.4875